Exhibit 99.1

Press Release	Source: Hana Biosciences, Inc.

HANA BIOSCIENCES REPORTS LIKELY DELAY IN LAUNCH OF ZENSANA™

•	Ongoing scale-up and stability experiments initiated by Hana indicate that there is a need to make adjustments to the formulation and/or manufacturing process
•	Hana remains committed to Zensana™, but has put commercialization expenses on hold until this issue is resolved
•	Management will host a conference call today at 5:00pm EST/2:00pm PST

South San Francisco, CA (February 20, 2007) - Hana Biosciences (NASDAQ: HNAB), a biopharmaceutical company focused on advancing cancer care, today announced an update on the status of its New Drug Application (NDA) for Zensana™ (ondansetron HCI) Oral Spray with the U.S. Food and Drug Administration (FDA). Hana has submitted an NDA for Zensana under Section 505 (b)(2) of the Food, Drug and Cosmetic Act to seek approval for the prevention of nausea and vomiting as a result of chemotherapy, radiation, and surgery.

Ongoing, long-term stability studies have detected small amounts of precipitated material in scale-up batches of Zensana, which may require an adjustment to the formulation and/or the manufacturing process. Hana is currently investigating this issue, and awaits results of on-going experiments. This issue is likely to delay FDA approval of Zensana beyond the expected Prescription Drug User Fee Act (PDUFA) action date of April 30, 2007.

“We are disappointed by this development with Zensana; however, we are committed to improving stability and pursuing FDA approval of what we believe is a high quality product of real value to patients,” stated Mark Ahn, PhD, President and Chief Executive Officer. “In the meantime, we are putting expenses related to Zensana commercialization on hold. We will also continue to focus our resources on the development of our high-value oncology product candidates.”

Hana Biosciences’ management will host a conference call regarding Zensana at 5:00pm EST, 2:00pm PST. Those interested in hearing management’s discussion may join the call by dialing (877) 407-9210 in the U.S./Canada. International participants may access the call by dialing (201) 689-8049. A replay of this call will be available until March 6, 2007 by dialing (877) 660-6853 U.S./Canada and (201) 612-7415 for International participants. When prompted, enter Account Number #286 and Conference ID #232441.

About Zensana™ (ondansetron HCl) Oral Spray

Zensana™ (ondansetron HCI) Oral Spray is the first 5-HT3 antagonist designed to deliver ondansetron, a standard antiemetic therapy, in a convenient, micromist oral spray to patients for the prevention of nausea and vomiting as a result of chemotherapy, radiation, and surgery. Based on clinical trial data presented June 3, 2006 at the American Society of Clinical Oncology Conference, Hana believes Zensana is statistically bioequivalent to ondansetron tablets with faster initial delivery. Ondansetron, a selective blocking agent of the hormone serotonin, is an FDA-approved active ingredient that is widely used in tablet form to prevent chemotherapy, radiation, and post-operative associated nausea and vomiting. Many patients requiring antiemetic therapy experience dysphagia, a discomfort or difficulty swallowing tablets, due to mouth and throat sores, inflammation, or dry mouth. Hana believes that the convenience of drug delivery via an oral spray may offer an attractive alternative to tablets and other forms of ondansetron. Pursuant to the company’s rapid product development strategy, Hana completed bioequivalence and bioavailability clinical trials of Zensana in early 2006 and submitted its NDA under Section 505(b)(2) of the Food, Drug and Cosmetic Act on June 30, 2006. This form of registration relies on published literature and the FDA's finding of safety and effectiveness for a previously approved drug product. Hana holds the exclusive rights to market the novel oral spray formulation in the U.S. and Canada pursuant to a license from NovaDel Pharma, Inc. (AMEX: NVD).

About Hana Biosciences, Inc.

Hana Biosciences, Inc. (NASDAQ: HNAB) is a South San Francisco, CA-based biopharmaceutical company focused on acquiring, developing, and commercializing innovative products to advance cancer care. The company is committed to creating value by building a world-class team, accelerating the development of lead product candidates, expanding its pipeline by being the alliance partner of choice, and nurturing a unique company culture. Additional information on Hana Biosciences can be found at www.hanabiosciences.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause Hana's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “expects,” “plans,” ”believes,” “intends,” and similar words or phrases. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that Hana will be able to timely, if ever, resolve the stability issues relating to Zensana or that Hana will ever be able to obtain FDA approval for Zensana. Other risks that may affect forward-looking information contained in this press release include the risk that the results of clinical trials may not support Hana's claims, Hana's reliance on third -parties to assist it in its investigation of the Zensana stability issues, and its lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed with the Securities and Exchange Commission. Hana assumes no obligation to update these statements, except as required by law.